Exhibit (a)(ix) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                                   Appendix I

                             BT INSTITUTIONAL FUNDS

                Fourteenth Amended and Restated Establishment and
                       Designation of Series of Shares of
                beneficial Interest (par value $0.001 per share)
                          Dated as of October 31, 1997

      Pursuant to Sections 6.9 and 9.3 of the Amended and Restated Declaration of Trust, dated as of March 29, 1990 (the "Declaration of Trust"), of BT Institutional Funds (the "Trust"), the Trustees of the Trust hereby amend and restate the Establishment and Designation of Series appended to the Declaration of Trust to establish and designate one additional series, Institutional Treasury Assets Fund, such series of Shares together with nine existing series of Shares totaling ten series of Shares (each a "Fund" and collectively the "Funds").

      1.....The Funds shall be designated, as follows:

            Institutional Liquid Assets Fund
            Institutional Cash Management Fund
            Institutional Treasury Money Fund
            Institutional Cash Reserves
            Equity 500 Index Fund
            Institutional Daily Assets Fund
            International Equity Fund
                  Class I
                  Class II
            International Small Company Equity Fund
            Global Emerging Markets Equity Fund
            Institutional Treasury Assets Fund

and shall have the following special and relative rights:

      2.....Each Fund shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933, and/or the Investment company Act of 1940, each as amended, to the extent pertaining to the offering of Shares of such Fund (or Class thereof). Each Share of a Fund (or Class thereof) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of the Fund (or Class thereof) shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund (or allocated or belonging to the Class thereof), and shall be entitled to receive its pro rata share of the net assets of the Fund (or Class thereof) upon liquidation of the Fund (or Class thereof), all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of a Fund (or Class thereof), together with any income and gain thereon, less an diminution or expenses thereof, shall irrevocably belong to that Fund (or allocated to the Class thereof), unless otherwise required by law.



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      3.....Shareholders of each Fund (or Class thereof) shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund (or Class thereof) as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

      4.....The assets and liabilities of the Trust shall be allocable among the
Funds (or Class thereof) as set forth in Section 6.9 of the Declaration of Trust.

      5.....Subject to the provisions of Section 6.9 and Article IX of the
Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of any Fund (or Class thereof) created previously or now or hereafter created, or otherwise to change the special and relative rights of any Fund (or Class thereof).

      IN WITNESS WHEREOF, the undersigned have signed this instrument as of October 31, 1997. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.


                                    /S/ CHARLES P. BIGGAR
                                    Charles P. Biggar
                                    As Trustee and not individually



                                    /S/ RICHARD J. HERRING
                                    Richard J. Herring
                                    As Trustee and not individually



                                    /S/ BRUCE E. LANGTON
                                    Bruce E. Langton
                                    As Trustee and not individually